Exhibit 3.13

FIRST AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF CLASS 1 UNITS
OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

This First Amendment (the “First Amendment”) to the Certificate of Designations of Class 1 Units (“Class 1 COD”) of JCM Partners, LLC (As Created Under the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003 (herein, the “Amended and Restated Operating Agreement”)), is made and entered into as of June 22, 2004, by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Amended and Restated Operating Agreement.

WHEREAS, as of the date of this First Amendment, there are 45,017,379 Class 1 Units issued and outstanding; 11,103,206 Class 2 Units issued and outstanding; 34,031,566 Class 3 Units issued and outstanding; no Preferred Units issued or outstanding; and no options or rights outstanding to purchase or acquire any Units or Preferred Units of the Company;

WHEREAS, Section 6 of the Class 1 COD permits the amendment of the Class 1 COD upon the approval of the amendment by the Company’s Board of Managers and the receipt of the affirmative vote of a majority of the Class 1 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present (or if no meeting is held, upon the written consent executed by a majority in interest of the Class 1 Units);

WHEREAS, pursuant to Section 2.1.6 of the Amended and Restated Operating Agreement, the Class 1 COD is deemed part of the Amended and Restated Operating Agreement;

WHEREAS, Section 2.2.1.3 of the Amended and Restated Operating Agreement provides that an amendment to the Amended and Restated Operating Agreement, other than when amending provisions which may be modified by the Board of Managers alone, shall require a vote of the Members of the Company;

WHEREAS, Section 2.3.4.1 of the Amended and Restated Operating Agreement provides that when the Board of Managers has first approved an action to which the consent of the Members is required, the consent of the Members shall be deemed obtained upon obtaining the vote of a majority, or a greater percentage as specified in the Amended and Restated Operating Agreement or Bylaws, of the Units or Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting (or if no meeting is held, upon the written consent executed by a majority of the outstanding Units or Preferred Units entitled to vote thereon);

WHEREAS, Section 2.3.1 of the Amended and Restated Operating Agreement provides that, subject to the class voting rights set forth in Sections 2.2.2 and 2.2.3 of the Amended and Restated Operating Agreement, all Units and Preferred Units shall vote together as one group;

WHEREAS, Section 2.2.2.4 of the Amended and Restated Operating Agreement provides that Members who are holders of Units or Preferred Units whose rights are not affected by the amendment shall not have any voting rights on the amendment;

WHEREAS, Section 2.2.3 of the Amended and Restated Operating Agreement provides that where a class of Units would be adversely affected in a different manner than other classes of Units by an amendment, the class of Units that is adversely affected in a different manner shall have the additional right to vote as a separate class on such amendment;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1 Units who were present (by person or proxy) at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on June 22, 2004;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1, Class 2 Units and Class 3 Units voting together as one group at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on June 22, 2004;

WHEREAS, pursuant to Section 9.3 of the Amended and Restated Operating Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

WHEREAS, this First Amendment amends Section 5.1 of the Class 1 COD to provide that any Class 1 Units that have exercised their Put Right may be redeemed by the Company by June 30, 2007, at the Company’s discretion and that such redemptions need not be pro rata or pursuant to any other procedure;

WHEREAS, this First Amendment amends Section 5.5.1 of the Class 1 COD to provide that as of July 1, 2006, distributions made to holders of record of Class 1 Units which have exercised their Put Right shall not be credited against the Exercise Price for such Class 1 Units;

WHEREAS, prior to this First Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated May 17, 2004, a copy of which the Company also filed with the Securities and Exchange Commission; and

WHEREAS, the Secretary desires to carry out the desires of the Members approving this First Amendment by signing this First Amendment on behalf of all of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this First Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

1.1	Inconsistencies. To the extent of any inconsistencies between the terms of this First Amendment, the Class 1 COD, any other Certificates of Designations and the terms of the Amended and Restated Operating Agreement, the terms of this First Amendment shall control.

1.2	Full Force and Effect. The Class 1 COD, as modified herein, remains in full force and effect as the agreement of the parties. The Amended and Restated Operating Agreement, as modified by the amendment to the Class 1 COD, remains in full force and effect as the agreement of the parties.

1.3	Defined Terms. Terms not defined in this First Amendment shall have the meanings set forth in the Class 1 COD or the Amended and Restated Operating Agreement, as applicable.

ARTICLE II
AMENDMENTS

2.1	Section 5.1 of the Class 1 COD is hereby amended to read in its entirety as follows:

5.1	Timing of Put Right; Timing of Payment of Put Right.

Each holder of Class 1 Units as of June 30, 2005 (the “Fifth Anniversary Date” or the “Put Right Record Date”) will have the right (the “Put Right”) to require the Company to redeem some or all of such holder’s Class 1 Units for the Exercise Price (defined in Section 5.4 below) by June 30, 2007 (the “Seventh Anniversary Date”). The Exercise Price and the manner of exercising the Put Right are set forth below. The Company may redeem any Class 1 Units that have been validly put to the Company in accordance with Section 5 herein at any time after the Board of Managers has held the meeting required by Section 5.6 herein and has determined to continue the Company’s operations beyond the Seventh Anniversary Date (herein, “Early Redemptions”). Any Early Redemptions shall be at the sole discretion of the Company and shall not be required to be made pro rata or pursuant to any other procedure. Nothing herein shall obligate the Company to make any Early Redemptions.

2.2	Section 5.5.1 of the Class 1 COD is hereby amended to read in its entirety as follows:

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5.5.1	All distributions distributed to electing holders of Class 1 Units subsequent to the Put Right Record Date and through June 30, 2006 will be credited against the Exercise Price. All distributions distributed to electing holders of Class 1 Units that are paid to holders of record of Class 1 Units on and after July 1, 2006 shall not be credited against the Exercise Price.

IN WITNESS WHEREOF, this First Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 1.4.3 of the Amended and Restated Operating Agreement.

JCM PARTNERS, LLC a Delaware limited liability company
By	/s/ Gayle M. Ing
Gayle M. Ing,
Secretary/Attorney-In-Fact

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